UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10 Amendment 4

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ROCKY MOUNTAIN PLANTINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-2821443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44140 CS 2710, Cyril, OK	73029
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  580-464-2178

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12B-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.

Non-accelerated filer	.	Smaller reporting company	X .

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

Rocky Mountain Plantings, Inc. (“the Company”) was originally incorporated in the State of Nevada on April 19, 2005 for the purpose of engaging in the business of wholesale and retail sales of ornamental plants, shrubs and trees.  The Company pursued its business plan until December 2009 when it determined it was in the best interest of the Company to seek a different business opportunity and is currently seeking to enter into a reverse acquisition with an existing business or otherwise acquire an operating entity.  The Company has not yet identified any potential merger or acquisition candidates.  The Company is a development stage company.

Since ceasing its operations at December 2009, the Company has focused its efforts on seeking a business opportunity.  The Company will attempt to locate and negotiate with a business entity for the merger of that target company into the Company. In certain instances, a target company may wish to become a subsidiary of the Company or may wish to contribute assets to the Company rather than merge. No assurances can be given that the Company will be successful in locating or negotiating with any target company. The Company will provide a method for a foreign or domestic private company to become a reporting (“public”) company whose securities are qualified for trading in the United States secondary market.

We anticipate that merging with or acquiring a business opportunity will provide value to the Company and thus, to our shareholders.  We currently have no business operations or assets and our stock is not currently traded.  We believe that by merging with or acquiring a business opportunity the value of the Company should increase.  The terms and conditions of any merger or acquisition transaction can be varied.  Until we find such opportunity, we cannot state how the transaction will be structured.  We anticipate that Rocky Mountain would issue shares to the target company making the target company’s shareholders the majority shareholders of Rocky Mountain.  It is possible that some Rocky Mountain shareholders will sell some or all of their shares in a private transaction in connection with the merger or acquisition.  However, until a target is identified and a definitive agreement entered, it is impossible to state what the terms of the transaction might be.

On October 28, 2010, Allan Chun Lun Lau sold 35,000,000 shares of common stock of the Company to Craig Davis for $51,100.  This resulted in a change of control whereby Mr. Davis now owns 82.55% of the outstanding stock of the Company.  Mr. Davis is not an officer or director of the Company but is the controlling shareholder.

The Company is now located at 44140 CS 2710, Cyril, OK 73029.

Our auditors have expressed substantial doubt over our ability to continue as a going concern.  The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained net operating losses in two of the past three years. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

PERCEIVED BENEFITS

The Company believes there are certain perceived benefits to being a reporting company with a class of publicly-traded securities. These perceived benefits are thought to include the following:

* the ability to use registered securities to make acquisitions of assets or businesses;

* increased visibility in the financial community;

* the facilitation of borrowing from financial institutions;

* improved trading efficiency;

* shareholder liquidity;

* greater ease in subsequently raising capital;

* compensation of key employees through stock options;

* enhanced corporate image;

* a presence in the United States capital market

PERCEIVED DISADVANTAGES

In seeking a business opportunity, the Company realizes potential targets may recognize disadvantages of being a reporting company such as:

•

Increased expense and costs of audits and periodic reporting requirements

•

Increased expense and costs of maintaining compliance with SEC requirements and market quotation services

•

Need for experienced and independent directors

•

Increased controls over financial reporting and disclosure

Such disadvantages may discourage a potential acquisition target from entering a business transaction with the Company.

POTENTIAL TARGET COMPANIES

A business entity, if any, which may be interested in a business combination with the Company may include the following:

* a company for which a primary purpose of becoming public is the use of its securities for the acquisition of assets or businesses;

* a company which is unable to find an underwriter of its securities or is unable to find an underwriter of securities on terms acceptable to it;

* a company which wishes to become public with less dilution of its common stock than would occur upon an underwriting;

* a company which believes that it will be able to obtain investment capital on more favorable terms after it has become public;

* a foreign company which may wish an initial entry into the United States securities market;

* a special situation company, such as a company seeking a public market to satisfy redemption requirements under a qualified Employee Stock Option Plan;

* a company seeking one or more of the other perceived benefits of becoming a public company.

It is possible that a potential business opportunity may not be beneficial or desirable for our shareholders.  A potential target may not be able to find an underwriter because the business opportunity is too risky, the target does not have significant operations, the target has limited history of operations or many other reasons.  As a part of due diligence investigation of any potential target, Mr. Bateman will assess the desirability of any identified target with regard to the risks it may present.

A business combination with a target company will normally involve the transfer to the target company of the majority of the issued and outstanding common stock of the Company, and the substitution by the target company of its own management and board of directors. No assurances can be given that the Company will be able to enter into a business combination, as to the terms of a business combination, or as to the nature of the target company.

The Company is seeking to acquire assets or shares of an entity actively engaged in business which generates revenues. The Company has no particular acquisitions in mind and has not entered into any negotiations regarding such acquisition. Mr. Bateman, the Company’s sole officer and director has not engaged in any substantive contact or discussions with any representative of any other company regarding the possibility of an acquisition or merger between the Company and such other company as of the date of this registration statement.  Mr. Bateman intends to obtain certain assurances of value of the target entity's assets prior to consummating such a transaction.  Mr. Bateman will use his substantial business associations in seeking a target candidate.

The Company does not anticipate engaging any professional firms or other individuals that specialize in business acquisitions but will rely upon Mr. Bateman’s business contacts and relationships in seeking a suitable acquisition.

As part of our investigation of business opportunities, Mr. Bateman may meet personally with management and key personnel of the firm sponsoring the business opportunity.  Mr. Bateman may visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel, and conduct other reasonable measures.

We will generally ask to be provided with written materials regarding the business opportunity.  These materials may include the following:

•

descriptions of product, service and company history; management resumes;

•

financial information;

•

available projections with related assumptions upon which they are based;

•

an explanation of proprietary products and services;

•

evidence of existing patents, trademarks or service marks or rights thereto;

•

present and proposed forms of compensation to management;

•

a description of transactions between the prospective entity and its affiliates;

•

relevant analysis of risks and competitive conditions;

•

a financial plan of operation and estimated capital requirements;

•

and other information deemed relevant.

We believe an acquisition or merger with the Company may be an appealing avenue for a private company seeking to enter the public company sector because the Company intends to apply for a  trading symbol and quotation on the Over The Counter Bulletin Board.  Any private company can file their own registration statement with the Securities and Exchange Commission in order to become a public company.  Once a registration statement is declared effective, the registrant must then provide certain information through a market maker for application for a trading symbol.  Both the registration statement process and application for a trading symbol can be lengthy and expensive.  Often, a private company will opt to merge with or be acquired by a company that is already public and has a trading symbol in order to reduce the time and expense required to go public on their own.

Any private company that enters a merger or acquisition transaction with the Company must provide all the information required by the Securities and Exchange Commission in a Form 10 registration statement, including audited financial statements, which will be filed with the Securities and Exchange Commission in a Form 8-K Current Report within four days of closing the transaction.  The private company will incur significant expense in providing the required information.

If the Company enters a transaction with a private company, it will first liquidate the assets and pay off the liabilities so the private company will not receive any benefit of assets currently held by the Company.

The Company will not seek shareholder approval for any merger, acquisition or similar reorganization.  Shareholder approval for this type of business opportunity is not required under Nevada law nor is it required by the Company’s Articles of Incorporation. Shareholder approval will be required if the transaction requires a name change, change in capital structure of the Company, stock splits or any other action that requires Shareholder approval under Nevada law or our Articles of Incorporation.  In the event Shareholder approval is required for actions other than a business opportunity, the Company will prepare, file with the SEC and mail to Shareholders the appropriate 14C Information Statement and Proxy if required.

Mr. Bateman has not been involved with other public companies that entered merger or acquisition transactions.  The Company is voluntarily filing this Registration Statement with the Securities and Exchange Commission and is under no obligation to do so under the Securities Exchange Act of 1934. Because we are a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Section, 100 F Street, N.E. Room 1580, Washington, DC 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information that public companies file electronically with the Commission. Additional information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

Item 1A. Risk Factors.

The Company's business is subject to numerous risk factors, all of which can reduce shareholder value in the Company, including the following:

A single shareholder controls the majority of the outstanding shares of the Company and therefore, effectively controls any matters that may be put to a vote of the shareholders. On October 28, 2010, Allan Chun Lun Lau sold 35,000,000 shares of common stock of the Company to Craig Davis for $51,100.  This resulted in a change of control whereby Mr. Davis now owns 82.55% of the outstanding stock of the Company.

The Company will continue to sustain operating expenses without corresponding revenues, at least until the consummation of a business combination.   The Company has had very limited operating history and no revenues or earnings from operations since it ceased operations. The Company has no significant assets or financial resources. This will result in the Company incurring a net operating loss which will increase continuously until the Company can consummate a business combination with a target company. The Company will also continue to incur expenses relating to being a reporting company with the Securities and Exchange Commission.  These expenses include ongoing accounting, auditing, legal and filing fees.  Continued operating losses will reduce shareholder value in our stock.  There is no assurance that the Company can identify a target company and consummate such a business combination.

Our proposed business plan is speculative in nature and the Company may not be successful in attracting a suitable acquisition candidate.  The success of the Company's proposed plan of operation will depend to a great extent on the operations, financial condition and management of the identified target company. While the Company will prefer business combinations with entities having established operating histories, there can be no assurance that the Company will be successful in locating candidates meeting such criteria. In the event the Company completes a business combination, of which there can be no assurance, the success of the Company's operations will be dependent upon management of the target company and numerous other factors beyond the Company's control.  If the Company is not successful in completing a business combination, investors may lose all of their investment in the Company.

The Company is and will continue to be an insignificant participant in the business of seeking mergers with and acquisitions of business entities. A large number of established and well-financed entities, including venture capital firms, are active in mergers and acquisitions of companies which may be merger or acquisition target candidates for the Company. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, the Company will also compete with numerous other small public companies in seeking merger or acquisition candidates.

The Company has no current arrangement, agreement or understanding with respect to engaging in a merger with or acquisition of a specific business entity. There can be no assurance that the Company will be successful in identifying and evaluating suitable business opportunities or in concluding a business combination. The Company has not identified any particular industry or specific business within an industry for evaluation by the Company. There is no assurance that the Company will be able to negotiate a business combination on terms favorable to the Company. The Company has not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which it will require a target company to have achieved, or without which the Company would not consider a business combination with such business entity. Accordingly, the Company may enter into a business combination with a business entity having no significant operating history, losses, limited or no potential for immediate earnings, limited assets, negative net worth or other negative characteristics.

Mr. Bateman has limited time to devote to our business which will likely reduce opportunities to identify a suitable acquisition candidate.  While seeking a business combination, Mr. Bateman anticipates devoting approximately 10 to 20 hours per month to the business of the Company.  Because Mr. Bateman will not be pursuing potential target acquisition candidates on a full time basis, it is possible suitable opportunities will be missed.

Should Mr. Bateman terminate his services with the Company prior to any merger or acquisition, it may adversely affect the Company’s ability to obtain a business opportunity until a suitable replacement could be retained.  There is no formal employment agreement with Mr. Bateman. Nor has the Company obtained key man life insurance on Mr. Bateman.  The Company believes that a replacement for Mr. Bateman, if his services are terminated by either the Company or by him, is a likely scenario following the consummation of any merger or acquisition and therefore his departure would not adversely affect development of the Company's business and its likelihood of continuing operations.

A conflict of interest between Mr. Bateman and the Company could adversely affect the Company or provide exceptional benefit to Mr. Bateman to the detriment of other shareholders.   To avoid conflicts of interest, the Company has adopted a policy that the Company will not seek a merger with, or make an acquisition of, any entity in which Mr. Bateman serves as an officer, director or partner, or holds an ownership interest in or provides services to whether compensated or otherwise or in which his family members own or hold any ownership interest.

It is possible that Mr. Bateman will receive consideration in a transaction that is not offered or is different from that offered other shareholders which could create a conflict of interest.  Such a situation might arise if Mr. Bateman is paid for fees, services and/or his majority interest in the Company.  The Company is obligated to disclose any such arrangement.

Reporting requirements may delay or preclude an acquisition.  Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") requires companies subject thereto to provide certain information about significant acquisitions including  financial statements of such company that are audited by a certified public accounting firm registered with the Public Company Accounting Oversight Board. These financial statements would cover a period of one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target companies to prepare such financial statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited financial statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

The Company has neither conducted, nor have others made available to it, market research indicating that demand exists for the transactions contemplated by the Company. Even in the event demand exists for a merger or acquisition of the type contemplated by the Company, there is no assurance the Company will be successful in completing any such business combination.

The Company's proposed operations, even if successful, will in all likelihood result in the Company engaging in a business combination with only one business entity. Consequently, the Company's activities will be limited to those activities engaged in by the business entity which the Company merges with or acquires. The Company's inability to diversify its activities into a number of areas may subject the Company to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.

The potential for being classified an Investment Company may subject the Company to increased regulations.  Although the Company will be subject to regulation under the Exchange Act, the Company believes it will not be subject to regulation under the Investment Company Act of 1940, insofar as the Company will not be engaged in the business of investing or trading in securities. In the event the Company engages in business combinations which result in the Company holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act of 1940. In such event, the Company would be required to register as an investment company and could be expected to incur significant registration and compliance costs. The Company has obtained no formal determination from the Securities and Exchange Commission as to the status of the Company under the Investment Company Act of 1940 and, consequently, any violation of such Act could subject the Company to material adverse consequences.

A business combination involving the issuance of the Company's common stock will, in all likelihood, result in shareholders of a target company obtaining a controlling interest in the Company. Any such business combination may require that shares of the Company’s common stock held by its current officer to be sold or otherwise transferred to other individuals or entities, by him.  The proceeds of such sale or transfers will go to Mr. Bateman or his designees.  The resulting change in control of the Company will likely result in removal of the present officer and director of the Company and a corresponding reduction in or elimination of his participation in the future affairs of the Company.  Currently, the Company has no pending acquisitions, business combinations or mergers that it is considering.

The Company's primary plan of operation is based upon a business combination with a business entity which, in all likelihood, will result in the Company issuing securities to shareholders of such business entity. The issuance of previously authorized and unissued common stock of the Company would result in reduction in percentage of shares owned by the present shareholders of the Company and would most likely result in a change in control or management of the Company.

Federal and state tax consequences will, in all likelihood, be major considerations in any business combination that the Company may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both the Company and any company that it acquires, pursuant to various federal and state tax provisions. The Company intends to structure any business combination so as to minimize the federal and state tax consequences to both the Company and the target company; however, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have an adverse effect on both parties to the transaction.

The Company will request that any potential business opportunity provide audited financial statements which may delay or inhibit a potential transaction. One or more attractive business opportunities may choose to forego the possibility of a business combination with the Company rather than incur the expenses associated with preparing audited financial statements. In such case, the Company may choose to obtain certain assurances as to the target company's assets, liabilities, revenues and expenses prior to consummating a business combination, with further assurances that an audited financial statement would be provided after closing of such a transaction.  Closing documents relative thereto may include representations that the audited financial statements will not materially differ from the representations included in such closing documents.

Our stock will become subject to the Penny Stock rules, which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock.   Our stock will become subject to Penny Stock trading rules, and investors will experience resale restrictions and a lack of liquidity. A penny stock is generally a stock that:

- is not listed on a national securities exchange or Nasdaq;

- is listed in "pink sheets" or on the NASD OTC Bulletin Board;

- has a price per share of less than $5.00; and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

- determination of the purchaser's investment suitability;

- delivery of certain information and disclosures to the purchaser; and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Due to the Penny Stock rules, many broker-dealers will not effect transactions in penny stocks except on an unsolicited basis. When our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

It is possible that a liquid market for our stock will never develop and you will not be able to sell your stock. There is no assurance a market will be made in our stock.  If no market exists, you will not be able to sell your shares publicly, making your investment of little or no value.

Item 2. Financial Information.

The Company was in the business of wholesale and retails sales of ornamental plants, shrubs and trees. During the period from inception until the end of 2009, the Company pursued its business model.  The Company ceased operations in December 2009. and is currently seeking to enter into a reverse acquisition with an existing business or otherwise acquire an operating entity.  The Company is a development stage company.

We anticipate our expenses to be limited to accounting, auditing, legal and filing fees associated with continuing our reporting status with the Securities and Exchange Commission along with miscellaneous expenses related to our corporate existence. We estimate our ongoing expenses to be $15,000 per year.  We do not have any commitments for capital expenditures nor do we anticipate entering any such commitments.  We received $5,000 from our recent sale of stock in May 2010 and $5,000 in November 2010 from a promissory note and believe this amount, along with loans from our officer and/or shareholders or possible sale of common stock, will be sufficient to cover our expenses for the next year.  At December 31, 2010, we had $16,797 in cash and working capital of $1,297.

The Company believes that its existing capital will be sufficient to meet the Company’s cash needs required for the costs of compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, and for the costs of accomplishing its goal of completing a business combination, for at least another year. Accordingly, in the event the Company is able to complete a business combination during this period, it anticipates that its existing capital will be sufficient to allow it to accomplish the goal of completing a business combination. There is no assurance, however, that the available funds will ultimately prove to be adequate to allow it to complete a business combination, and once a business combination is completed, the Company’s needs for additional financing are likely to increase substantially.

The Company anticipates that until a business combination is completed with an acquisition candidate, it will not generate revenues, and may continue to operate at a loss after completing a business combination, depending upon the performance of the acquired business.

Should the Company require additional capital to pursue its plan of completing a business combination, we may sell common stock, take loans from officers, directors or shareholders or enter into debt financing agreements.  We have no agreements from any parties to provide capital on any terms.

For the Year Ended December 31, 2010

For the year ended December 31, 2010, the Company generated $-0- in revenue.  The Company has $2,166 in administrative costs and $15,500 in professional fees for a net loss of $17,666 for the year ended December 31, 2010.

At December 31, 2010, the Company had $16,797 in cash and property and equipment, net of $1,564 for total assets of $18,361. Total current liabilities are $15,500 in accounts payable.

As of December 31, 2010, the Company received $5,000 from a former officer for payment against notes receivable and wrote off the remaining $35,000 due from the notes.  On May 4, 2010, the Company received $5,000 cash for the issuance of 5,000,000 shares of its restricted common stock.

For the Year Ended December 31, 2009

  For the year ended December 31, 2009, the Company generated $-0- in revenue. The Company has $2,003 in administrative costs and $30,287 in professional fees for a net loss of $32,290 for the year ended December 31, 2009.

At December 31, 2009, the Company had $8,014 in cash and notes receivable of $5,000 from a related party, net of allowance for doubtful accounts of $35,000.  At December 31, 2009 the Company had property and equipment, net of $2,513 for total assets of $15,527.  Total current liabilities were $-0- at December 31, 2009. The Company also had an accounts receivable of $20,000 which was fully allowed for with a bad debt allowance of $20,000.

Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010

We did not generate any revenue for the three months ended March 31, 2011 or 2010. For the three months ended March 31, 2011 we had professional fees of $17,179 and general and administrative expenses of $298 for a net loss of $17,477 compared to professional fess of $10,000 and general and administrative expense of $237 for a total net loss of $10,237 for the three months ended March 31, 2010. Our increase in expenses for 2011 is attributed to our auditing and legal fees associated with our filing a Form 10 registration statement with the Securities and Exchange Commission.

Liquidity and Capital Resources

The Company’s balance sheet as of March 31, 2011, reflects total assets of $398 in cash and $1,326 in property and equipment, net. As of March 31, 2011, our liabilities were $16,340 which included $15,337 in accounts payable, $1,000 in a note payable and $3 in accrued interest.

We anticipate our expenses to be limited to accounting, auditing, legal and filing fees associated with continuing our reporting status with the Securities and Exchange Commission along with miscellaneous expenses related to our corporate existence. We estimate our ongoing expenses to be $20,000 per year. We do not have any commitments for capital expenditures nor do we anticipate entering any such commitments.

In the past we have relied on advances from our president to cover our operating costs. Management anticipates that we will receive sufficient advances from our president to meet our needs through the next 12 months. However, there can be no assurances to that effect. Our need for capital may change dramatically if we acquire an interest in a business opportunity during that period. At present, we have no understandings, commitments or agreements with respect to the acquisition of any business venture, and there can be no assurance that we will identify a business venture suitable for acquisition in the future. Further, we cannot assure that we will be successful in consummating any acquisition on favorable terms or that we will be able to profitably manage any business venture we acquire. Should we require additional capital, we may seek additional advances from officers, sell common stock or find other forms of debt financing.

The Company has no other assets or line of credit, other than that which present management may agree to extend to or invest in the Company, nor does it expect to have one before a merger is effected. The Company will carry out its business plan as discussed above. The Company cannot predict to what extent its liquidity and capital resources will be diminished prior to the consummation of a business combination or whether its capital will be further depleted by the operating losses (if any) of the business entity which the Company may eventually acquire.

Our current operating plan is to continue searching for potential businesses, products, technologies and companies for acquisition and to handle the administrative and reporting requirements of a public company.

Item 3. Properties.

The Company has no properties and at this time has no agreements to acquire any properties. The Company currently uses the home office of Mr. Bateman, located at 44140 CS 2710, Cyril, OK, 73029, at no cost to the Company.  The Company believes this arrangement will satisfy the Company needs until such time as a merger or acquisition is completed. Although there is no written agreement, Mr. Bateman has verbally agreed to continue this arrangement through the term of his association as an officer of the Company.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of March 27, 2011, the name and the number of shares of the Company’s common stock, par value, $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Company to own beneficially, more than 5% of the 42,400,000 issued and outstanding shares of the Company’s common stock, and the name and shareholdings of each director and of all officers and directors as a group.

	Name and Address of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Ownership	Percentage of Class

Common	Jeffery Bateman (1) 44140 CS 2710 Cyril, OK 73029	5,000,000	11.79%

Common	Craig Davis 967 West Center Orem, UT 84057	35,000,000	82.55%

Total Officers and Directors As a Group (1 Person)		5,000,000	11.79%

(1)

Officer and/or director.

There are no contracts or other arrangements that could result in a change of control of the Company.

There are no outstanding securities of any kind that can be acquired by a beneficial owner within the next 60 days.

Item 5.  Directors and Executive Officers.

The following table sets forth as of March 27, 2011, the name, age, and position of each executive officer and director and the term of office of each director of the Corporation.

Name	Age	Position	Director or Officer Since

Jeffery L. Bateman	47	President, Treasurer, Secretary and Director	May 2010

All directors hold their positions for one year or until their successors are elected and qualified. Set forth below is certain biographical information regarding the Company’s executive officer and director:

Jeffery L. Bateman. Mr. Bateman holds a Bachelor of Science degree in Business Administration and Construction Management, both from Boise State University.  Since 2007, Mr. Bateman has been employed by Insidesales.com, Inc., where he is responsible for accounting operations and in-house computing systems.  From 2005 to 2006, Mr. Bateman was employed by EOI Direct, LLC, where he managed accounting operations.

During the past ten years, no present or former directors, executive officer or person nominated to become a director or an executive officer of the Company or during the five years, no  promoter or control person of the Company:

(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations or other minor offenses);

(3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity.

(5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated

(6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal Commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Item 6. Executive Compensation.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Option Awards ($) (4)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)

Jeffery Bateman, President, Secretary & Treasurer (since May 2010)	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Stuart Nelson, President, Secretary & Treasurer	2010 2009	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Our current sole officer and director will not receive compensation. Our current officer and director is reimbursed for expenses incurred on our behalf.  Our current officer and director will not receive any finder’s fee as a result of his efforts to implement the business plan outlined herein.  However, our current officer and director anticipates receiving benefits as a result of his ownership of our common stock.

We have not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our officers, directors, or employees.

Compensation of Directors

We do not intend to compensate our director other than to reimburse any expenses incurred on our behalf.

Employment Contracts and Termination of Employment and Change in Control Arrangement

None.

Item 7. Certain Relationships and Related Transactions.

We utilize office space provided by our President at no cost to the Company.

On April 19, 2005, Mr. Stuart Nelson founded the Company.  Mr. Nelson purchased 2,000,000 shares of the Company’s common stock for $5,000 to start the Company and cover expenses.  Mr. Nelson was the sole officer and director of the Company. Stuart Nelson Irrigators, a company wholly owned by Mr. Nelson was paid the following amounts for services:

September 5, 2006	$8,167
February 9, 2007	$5,000
February 15, 2007	$4,550
June 18, 2007	$17,650

Total payments to Stuart Nelson Irrigators was $35,367.00

We had two notes receivable from an original founder and prior officer and director of the Company, Stuart Nelson in the total amount of $40,000.  On November 25, 2010, Mr. Nelson paid the Company $5,000 against the notes and the Company wrote off the remaining $35,000.  Mr. Nelson remains a minority shareholder in the Company.

On December 24, 2008, Mr. Allan Chun Lun Lau purchased 35 million shares of our stock in a private placement to a single accredited investor for $35,000.  The Company sold the stock to raise cash for  operations.  This is the only transaction the Company had with Mr. Lau.  Mr. Lau was only a shareholder and was never an officer, director or control person of the Company.

On October 28, 2010, Allan Chun Lun Lau, a shareholder of the Company, sold 35,000,000 shares of common stock of the Company to Craig Davis for $51,100.  This resulted in a change of control whereby Mr. Davis now owns 82.55% of the outstanding stock of the Company.  Mr. Davis is not an officer or director of the Company but is the controlling shareholder.  The Company has not had any transactions with Mr. Davis.

On May 4, 2010, the Company sold 5,000,000 shares of common stock to Jeffrey Bateman for $5,000 to raise capital for the Company.  At that time, Mr. Nelson resigned as an officer and director and Mr. Bateman was appointed to be the Company’s sole officer and Director.

Item 8. Legal Proceedings.

There is no litigation pending or threatened by or against the Company.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

MARKET PRICE

There is no trading market for the Company's Common Stock at present and there has been no trading market for numerous years. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In order to qualify for listing on the Nasdaq SmallCap Market, a company must have at least (i) net tangible assets of $4,000,000 or market capitalization of $50,000,000 or net income for two of the last three years of $750,000; (ii) public float of 1,000,000 shares with a market value of $5,000,000; (iii) a bid price of $4.00; (iv) three market makers; (v) 300 shareholders and (vi) an operating history of one year or, if less than one year, $50,000,000 in market capitalization. For continued listing on the Nasdaq Small Cap Market, a company must have at least (i) net tangible assets of $2,000,000 or market capitalization of $35,000,000 or net income for two of the last three years of $500,000; (ii) a public float of 500,000 shares with a market value of $1,000,000; (iii) a bid price of $1.00; (iv) two market makers; and (v) 300 shareholders.

If, after a merger or acquisition, the Company does not meet the qualifications for listing on the Nasdaq SmallCap Market, the Company's securities may be traded in the over-the-counter (“OTC”) market. The OTC market differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. The Company may apply for listing on the NASD OTC Bulletin Board or may offer its securities in what are commonly referred to as the “pink sheets” of the National Quotation Bureau, Inc. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or offer quotations and to sponsor the company for listing on the Bulletin Board. If the Company is unable initially to satisfy the requirements for quotation on the Nasdaq SmallCap Market or becomes unable to satisfy the requirements for continued quotation thereon, and trading, if any, is conducted in the OTC market, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

HOLDERS

There are approximately 46 holders of the Company's Common Stock.

DIVIDENDS

The Company has not paid any dividends to date, and has no plans to do so in the immediate future.

Item 10. Recent Sales of Unregistered Securities.

On May 4, 2010, the Company sold 5,000,000 shares of restricted common stock to Jeffery Bateman for cash in the amount of $5,000.  The shares were sold in a private transaction, to a single investor, not involving any public offering without registration and pursuant to an exemption under Regulation D, Rule 506 and Section 4(2) of the Securities Act of 1933, as amended.  No brokers or commissions were paid on the transaction.

Item 11. Description of Registrant’s Securities to be Registered.

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value.   As of the date of this registration statement, there are 42,400,000 shares of common stock issued and outstanding.  We have approximately 46 shareholders.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders.  In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.  Holders of common stock have no cumulative voting rights and the holders of a majority of the outstanding shares have the ability to elect all of the directors.  Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available for dividends.  The outstanding common stock is, validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value.  As of the date of this registration statement, there are no preferred shares issued and outstanding.

DIVIDENDS

Dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company's Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

TRADING OF SECURITIES IN SECONDARY MARKET

The National Securities Market Improvement Act of 1996 limited the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of 1933, as amended (the “Securities Act”) of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. The Company will file such reports. As a result, sales of the Company's common stock in the secondary trading market by the holders thereof may be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). If, after a merger or acquisition, the Company does not meet the qualifications for listing on the Nasdaq SmallCap Market, the Company's securities may be traded in the over-the-counter (“OTC”) market. The OTC market differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. The Company may apply for listing on the NASD OTC Bulletin Board or may offer its securities in what are commonly referred to as the “pink sheets” of the National Quotation Bureau, Inc. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the Company for listing on the Bulletin Board.

TRANSFER AGENT

Interwest Transfer Company, Inc., 1981 E. Murray Holiday Rd., Salt Lake City, UT, 84117, telephone 801-272-9294.

Item 12.

Indemnification of Directors and Officers.

Our Company’s charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages.  The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except:  (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter and bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter and bylaws provide that the Company will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company.  However, nothing in the Company’s charter or bylaws  protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 13. Financial Statements and Supplementary Data.

See Financial Statements beginning on Page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)

Audited financial statements for the years ended December 31, 2010 and 2009

(b)

Exhibits

Exhibit
Number	Title of Document	Location

3(i)	Articles of Incorporation	*

3(ii)	Bylaws	*

* Incorporated by reference to the Form 10 registration statement filed with the U.S. Securities and Exchange Commission on January 6, 2011

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Rocky Mountain Plantings, Inc.

(Registrant)

Date: June 2, 2011

By: /s/  Jeffery L. Bateman

Jeffery L. Bateman

President, Chief Executive and Financial Officer,

and Director

ROCKY MOUNTAIN PLANTINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

ROCKY MOUNTAIN PLANTINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ROCKY MOUNTAIN PLANTINGS, INC.

Cyril, Oklahoma

We have audited the accompanying balance sheets of Rocky Mountain Plantings, Inc. [a development stage company] as of December 31, 2010 and 2009 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2010 and for the period from inception on April 19, 2005 through December 31, 2010. Rocky Mountain Plantings, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rocky Mountain Plantings, Inc. as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 and for the period from inception on April 19, 2005 through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Rocky Mountain Plantings, Inc. will continue as a going concern. As discussed in Note 8 to the financial statements, Rocky Mountain Plantings, Inc. has incurred losses since its inception and has not yet established profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ PRITCHETT, SILER & HARDY, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah

April 1, 2011

ROCKY MOUNTAIN PLANTINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash	$16,797	$8,014
Accounts Receivable, net of allowance for doubtful accounts of $20,000	-	-
Notes Receivable - Related party, net of allowance for doubtful accounts of $0 and $35,000, respectively	-	5,000
Total Current Assets	16,797	13,014

Long Term Assets
Property and Equipment, net	1,564	2,513
Total Long term Assets	1,564	2,513

Total Assets	$18,361	$15,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$15,500	$-
Total Current Liabilities	15,500	-

Stockholders' Equity
Preferred Stock, $0.001 par value,
10,000,000 shares authorized.
No shares issued or outstanding	-	-
Common Stock, $0.001 par value,
100,000,000 shares authorized.
42,400,000 and 37,400,000 shares
issued and outstanding, respectively	42,400	37,400
Paid in Capital	102,600	102,600
Deficit Accumulated During the Development Stage	(142,139)	(124,473)
Total Stockholders' Equity	2,861	15,527

Total Liabilities and Stockholders' Equity	$18,361	$15,527

See accompanying notes to financial statements

ROCKY MOUNTAIN PLANTINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	From Inception through
	December 31, 2010	December 31, 2009	December 31, 2010

Sales	$-	$-	$78,348

Cost of Goods Sold	-	-	83,684

Gross Profit (Loss)	-	-	(5,336)

General and Administrative Costs	2,166	2,003	11,671
Professional Fees	15,500	30,287	70,132
Bad Debt Expense	-	-	55,000

Income (loss) before income taxes	(17,666)	(32,290)	(142,139)

Income Tax - Current	-	-	-
Income Tax - Deferred	-	-	-

Net Income (Loss)	$(17,666)	$(32,290)	$(142,139)

Net Loss per Common Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Shares Outstanding - Basic and Diluted	40,701,370	37,400,000

ROCKY MOUNTAIN PLANTINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid in
	Shares	Amount	Capital	Net Loss	Total
Inception, April 19, 2005	-	$-	$-	$-	$-

Issuance of Stock	2,000,000	2,000	3,000	-	5,000
Net Loss	-	-	-	(5,354)	(5,354)

Balance at December 31, 2005	2,000,000	2,000	3,000	(5,354)	(354)

Issuance of Stock	400,000	400	99,600	-	100,000
Net Loss	-	-	-	(9,603)	(9,603)

Balance at December 31, 2006	2,400,000	2,400	102,600	(14,957)	90,043
Net Loss	-	-	-	(24,540)	(24,540)

Balance at December 31, 2007	2,400,000	2,400	102,600	(39,497)	65,503

Issuance of Stock	35,000,000	35,000	-	-	35,000
Net Loss	-	-	-	(52,686)	(52,686)

Balance at December 31, 2008	37,400,000	37,400	102,600	(92,183)	47,817
Net Loss	-	-	-	(32,290)	(32,290)

Balance at December 31, 2009	37,400,000	37,400	102,600	(124,473)	15,527

Issuance of Stock	5,000,000	5,000	-	-	5,000
Net Loss	-	-	-	(17,666)	(17,666)

Balance at December 31, 2010	42,400,000	$42,400	$102,600	$(142,139)	$2,861

See accompanying notes to financial statements

ROCKY MOUNTAIN PLANTINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	For the Years ended December 31,		From Inception through December 31,
	2010	2009	2010
Cash Flows from Operating Activities:
Net Income (Loss)	$(17,666)	$(32,290)	$(142,139)

Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation Expense	949	950	3,185
Change in Operating Assets and Liabilities:
Accounts Receivable	-	-	(20,000)
Bad Debt Expense	-	-	55,000
Accounts Payable	15,500	-	15,500

Net Cash Flows Used in Operating Activities	(1,217)	(31,340)	(88,454)

Cash Flows from Investing Activities:
Purchase of Fixed Assets	-	-	(4,749)
Proceeds from Note Receivable - Related Party	5,000	-	5,000
Note Receivable - Related Party	-	-	(40,000)

Net Cash Flows Used in Investing Activities	5,000	-	(39,749)

Cash Flows from Financing Activities:
Sale of Common Stock	5,000	-	145,000

Net Cash Flows Provided by Financing Activities	5,000	-	145,000

Net Increase (Decrease) in Cash	8,783	(31,340)	16,797

Cash, Beginning of Period	8,014	39,354	-

Cash, End of Period	$16,797	$8,014	$16,797

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$-	$-	$-
Income Taxes	-	-	-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
For the Years Ended December 31, 2010 and 2009:
None

See accompanying notes to financial statements

ROCKY MOUNTAIN PLANTINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Rocky Mountain Plantings, Inc., (the Company) was incorporated under the laws of the State of Nevada on April 19, 2005.  The Company's business activities consists of wholesale and retail sales of ornamental plants, shrubs and trees.  Currently the Company is seeking other business opportunities.  The Company is a development stage company.

Revenue Recognition

Revenue from product sales and services are recognized when the product is delivered and invoiced and collectability is reasonably assured and at the time services are provided.

Use of Estimates

Preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses.  If the underlying estimates and assumptions, upon which the financial statements are based, change in future periods, actual amounts may differ from those included in the accompanying Financial Statements.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Trade receivables are carried at original invoiced amounts less an allowance for doubtful accounts.  Accounts receivable are determined to be delinquent when the account has become 30 days past due.  The allowance for doubtful accounts is calculated on a case by case basis.  Management will occasionally review accounts receivable and determined if the account should be written off.

Property and Equipment

Property and equipment are stated at the lower of cost or market. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized upon being placed in service.  Expenditures for maintenance and repairs are charged to expenses as incurred.  Depreciation is calculated on a straight-line method over the estimated useful life of five years.

Long-Lived Assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic No. 740, Income Taxes.  Deferred income taxes are provided for items reported in different periods for income tax purposes than for financial reporting purposes.

Earnings (Loss) Per Share

The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with ASC Topic No. 260, "Earnings Per Share" [See note 7].

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period.  Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive.  The Company has not granted any stock options or warrants since inception.

Recently Enacted Accounting Standards

In May 2009, the FASB issued an accounting standard which established general guidelines of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This standard, as described in ASC Topic 855, Subsequent Events, requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This standard became effective for fiscal years and interim periods ending after June 15, 2009. Although the adoption of this standard did not have an impact on the Company's financial condition, results of operations or cash flows, there were impacts to the Company's 2009 financial statement disclosures. In February 2010, the FASB issued an accounting standard update to ASC 855 which eliminated the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated in both issued and revised financial statements. This standard became effective upon issuance, with limited exceptions. The adoption of this standard update did not have an impact on the Company's financial condition, results of operations or cash flows, and eliminated the 2009 financial statement disclosure requirement related to subsequent events.

In January 2010, the FASB issued an accounting standard update to ASC 820 which required new disclosures and clarified existing disclosures about fair value measurement. This update became effective for interim and annual reporting periods beginning after December 15, 2009. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Note 2 - Property and Equipment

The Company's property and equipment consisted of the following as of December 31, 2010 and 2009:

Property & Equipment:	December 31, 2010	December 31, 2009

Office Equipment	$4,749	$4,749
Total Property & Equipment	4,749	4,749
Accumulated Depreciation	(3,185)	(2,236)
Net Property & Equipment	$1,564	$2,513

Depreciation expense was for the periods ended December 31, 2010 and 2009 was $949 and $950, respectively.

Note 3 - Related Party Transactions and Notes Receivable

As of December 31, 2010 and 2009, the Company had notes receivable from related entities in the amounts of $0 and $40,000, respectively.  The notes had an interest rate of 8% and were due when called by the Company.  The Company had an allowance for doubtful accounts against these notes in the amount of $35,000 as of December 31, 2009.  The related entities were owned by a former shareholder, officer and director of the company.  Effective May 2010, the Company changed management and as a result the management of the companies holding the notes was no longer the same management as Rocky Mountain Plantings, Inc.  The Company determined that the related entities had less incentive to pay the notes when they became due now that management of the companies was no longer the same.  Accordingly, the Company wrote-off the note receivable during 2010.

On November 25, 2010 the Company received $5,000 from a former officer for payment in full against these notes receivable.  The remaining balance was written off by the Company in November 2010.

Note 4 - Income Taxes

The Company accounts for income taxes in accordance with ASC Topic No. 740, “Income Taxes.”  This standard requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

The Company adopted the provisions of ASC Topic 740, "Accounting for Uncertainty in Income Taxes", on January 1, 2007. As result of the implementation of ASC Topic 740, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at December 31, 2010 and 2009 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  During the years ended December 31, 2010 and 2009, the Company recognized no interest and penalties.  The Company had no accruals for interest and penalties at December 31, 2010, and 2009.

The Company is required to file tax returns in the United States.  All tax years starting with 2005 are open for examination.  The Company has not timely filed its income tax returns and is currently delinquent.  The Company is in the process of preparing its tax returns and believes there are no taxes owing at December 31, 2010 and 2009.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss (NOL) and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets (liabilities) consist of the following components as of December 31, 2010 and 2009:

	2010	2009
Deferred tax assets:
Depreciation assets	$(76)	$(139)
Bad debt allowance	3,000	8,250
NOL Carryover	18,723	10,641
Valuation allowance	(21,647)	(18,752)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of estimated income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the periods ended December 31, 2010 and 2009 due to the following:

	2010	2009
Book loss (15% statutory rate)	$2,895	$4,844
Valuation allowance	(2,895)	(4,844)
Tax at effective rate	$-	$-

At December 31, 2010, the Company had net operating loss carryforwards of approximately $124,800 that may be offset against future taxable income from the year 2011 through 2030.  No tax benefit has been reported in the December 31, 2010 or 2009 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 5 - Capital Stock

The Company has authorized 10,000,000 shares of $0.001 par value preferred stock with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors.  No shares are issued and outstanding at December 31, 2010 and 2009.

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock.  During April 2005, the Company issued 2,000,000 shares of common stock for cash of $5,000 at $0.0025 per share.  During 2006 the Company issued 400,000 shares of common stock for cash of $100,000 at $0.25 per share.  During 2008 the Company issued 35,000,000 shares of common stock for cash of $35,000 at $0.001 per share.  On May 4, 2010 the Company issued 5,000,000 shares of common stock for cash of $5,000 at $0.001 per share.

In November 2010 the Company's majority shareholder sold his stock to an unrelated investor.  This was a third party transaction, which resulted in a change of control for the Company.

Note 6 – Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and accounts payable.  The carrying amount of cash and accounts payable approximates fair value because of the short-term nature of these items.

Note 7 - Loss per Share

The following data shows the amounts used in computing loss per share for the periods presented:

	For the year ended
	December 31,
	2010	2009
Income (Loss) available to common
Stockholders (numerator)	$(17,666)	$(32,290)

Weighted average number of common
shares outstanding during the period
used in loss per shares (denominator)	40,701,370	37,400,000

Dilutive loss per share was not presented as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share.

Note 8 - Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  However, the Company has limited working capital and no on-going operations or revenues.  The Company is currently seeking a business opportunity.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  In this regard management is proposing to raise any necessary additional funds not provided by operations through loans or additional sales of its common stock.  There is no assurance that the Company will be successful in raising this additional capital or in sustaining profitable operations.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 9 - Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and concluded there are no events to disclose.

ROCKY MOUNTAIN PLANTINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	March 31, 2011 (unaudited)	December 31, 2010 (audited)
ASSETS
Current Assets
Cash	$398	$16,797
Accounts Receivable, net of allowance for doubtful accounts of $20,000	-	-
Total Current Assets	398	16,797

Long-Term Assets
Property and Equipment, net	1,326	1,564
Total Long term Assets	1,326	1,564

Total Assets	$1,724	$18,361

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$15,337	15,500
Accrued Interest	3	-
Note Payable	1,000	-
Total Current Liabilities	16,340	15,500

Stockholders' Equity (Deficit)
Preferred Stock, $0.001 par value,
10,000,000 shares authorized.
No shares issued or outstanding	-	-
Common Stock, $0.001 par value,
100,000,000 shares authorized.
42,400,000 shares issued and
outstanding, respectively	42,400	42,400
Paid in Capital	102,600	102,600
Deficit Accumulated During the Development Stage	(159,616)	(142,139)
Total Stockholders' Equity (Deficit)	(14,616)	2,861

Total Liabilities and Stockholders' Equity (Deficit)	$1,724	$18,361

See accompanying notes to financial statements

ROCKY MOUNTAIN PLANTINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,		From Inception through
	2011 (unaudited)	2010 (unaudited)	March 31, 2011 (unaudited)

Sales	$-	$-	$78,348

Cost of Goods Sold	-	-	83,684

Gross Profit (Loss)	-	-	(5,336)

General and Administrative Costs	298	237	11,969
Professional Fees	17,179	10,000	87,311
Bad Debt Expense	-	-	55,000

Income (loss) before income taxes	(17,477)	(10,237)	(159,616)

Income Tax - Current	-	-	-
Income Tax - Deferred	-	-	-

Net Income (Loss)	$(17,477)	$(10,237)	$(159,616)

Net Loss per Common Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Shares Outstanding - Basic	42,400,000	37,400,000
and Diluted

See accompanying notes to financial statements

ROCKY MOUNTAIN PLANTINGS, INC. (A DEVELOPMENT STAGE COMPANY) STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,		From Inception through
	2011 (unaudited)	2010 (unaudited)	March 31, 2011 (unaudited)
Cash Flows from Operating Activities:
Net Income (Loss)	$(17,477)	$(10,237)	$(159,616)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activites:
Depreciation Expense	238	237	3,423
Change in Operating Assets and Liabilities:
Accounts Receivable	-	-	(20,000)
Bad Debt Allowance	-	-	55,000
Accrued Interest	3	-	3
Accounts Payable	(163)	10,000	15,337
Net Cash Flows Used in Operating Activities	(17,399)	-	(105,853)
Cash Flows from Investing Activities:
Purchase of Fixed Assets	-	-	(4,749)
Proceeds from Note Receivable - Related Party	-	-	5,000
Note Receivable - Related Party	-	-	(40,000)
Net Cash Flows Used in Investing Activities	-	-	(39,749)

Cash Flows from Financing Activities:
Sale of Common Stock	-	-	145,000
Proceeds from Note Payable	1,000	-	1,000

Net Cash Flows Provided by Financing Activities	1,000	-	146,000

Net Increase (Decrease) in Cash	(16,399)	-	398

Cash, Beginning of Period	16,797	8,014	-

Cash, End of Period	$398	$8,014	$398

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$-	$-	$-
Income Taxes	-	-	-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
For the Three Months Ended March 31, 2011 and 2010:
None

See accompanying notes to financial statements

ROCKY MOUNTAIN PLANTINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Rocky Mountain Plantings, Inc., (the Company) was incorporated under the laws of the State of Nevada on April 19, 2005. The Company's business activities consisted of wholesale and retail sales of ornamental plants, shrubs and trees.  Currently the Company is seeking other business opportunities.  The Company is a development stage company.

Basis of Presentation

The interim financial information of the Company as of March 31, 2011 and for the three-month period ended March 31, 2011 and 2010 is unaudited, and the balance sheet as of December 31, 2010 is derived from audited financial statements. The accompanying financial statements have been prepared in accordance with U. S. generally accepted accounting principles for interim financial statements. Accordingly, they omit or condense footnotes and certain other information normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles. The accounting policies followed for quarterly financial reporting conform with the accounting policies disclosed in Note 1 to the Notes to Financial Statements included in the Company's annual  Form 10-K filing for the year ended December 31, 2010. In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made. All such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results that can be expected for the entire year ending December 31, 2011. The unaudited financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's annual Form 10-K filing for the year ended December 31, 2010.

Note 2 - Property and Equipment

The Company's property and equipment consisted of the following as of March 31, 2011 and December 31, 2010:

Property & Equipment:	March 31, 2011	December 31, 2010

Office Equipment	$4,749	$4,749
Total Property & Equipment	4,749	4,749
Accumulated Depreciation	(3,423)	(3,185)
Net Property & Equipment	$1,326	$1,564

Depreciation expense was for the periods ended March 31, 2011 and 2010 was $238 and $237, respectively.

Note 3 - Related Party Transactions and Notes Receivable

As of December 31, 2010 and 2009, the Company had notes receivable from related entities in the amounts of $0 and $40,000, respectively.  The notes had an interest rate of 8% and were due when called by the Company.  The Company had an allowance for doubtful accounts against these notes in the amount of $35,000 as of December 31, 2009.  The related entities were owned by a former shareholder, officer and director of the Company.  Effective May 2010, the Company changed management and as a result the management of the companies holding the notes was no longer the same management as Rocky Mountain Plantings, Inc. The Company determined that the related entities had less incentive to pay the notes when they became due now that management of the companies was no longer the same.  Accordingly, the Company wrote-off the note receivable during 2010.

On November 25, 2010 the Company received $5,000 from a former officer for payment in full against these notes receivable.  The remaining balance was written off by the Company in November 2010.

Note 4 - Note Payable

On March 18, 2011 the Company executed a promissory note in which it borrowed $1,000 from an unrelated third party.  The note is due twenty-four months from the date of the note and accrues interest at a rate of 8.0%.  Proceeds from the note have been used to cover operations.  Accrued interest payable was $3 at March 31, 2011.

Note 5 - Capital Stock

The Company has authorized 10,000,000 shares of $0.001 par value preferred stock with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors.  No shares are issued and outstanding at March 31, 2011 or December 31, 2010.

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock.  During April 2005, the Company issued 2,000,000 shares of common stock for cash of $5,000 at $0.0025 per share.  During 2006 the Company issued 400,000 shares of common stock for cash of $100,000 at $0.25 per share.  During 2008 the Company issued 35,000,000 shares of common stock for cash of $35,000 at $0.001 per share.  On May 4, 2010 the Company issued 5,000,000 shares of common stock for cash of $5,000 at $0.001 per share.

In November 2010 the Company's majority shareholder sold his stock to an unrelated investor.  This was a third party transaction, which resulted in a change of control for the Company.

Note 6 – Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and accounts payable.  The carrying amount of cash and accounts payable approximates fair value because of the short-term nature of these items.

Note 7 - Loss per Share

The following data shows the amounts used in computing loss per share for the periods presented:

	March 31, 2011	March 31, 2010
Income (Loss) available to common
Stockholders (numerator)	$-17,477	$-10,237

Weighted avergae number of common
shares outstanding during the period
used in loss per share (denominator)	42,400,000	37,400,000

Dilutive loss per share was not presented as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share.

Note 8 - Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  However, the Company has limited working capital and no on-going operations or revenues.  The Company is currently seeking a business opportunity.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  In this regard management is proposing to raise any necessary additional funds not provided by operations through loans or additional sales of its common stock.  There is no assurance that the Company will be successful in raising this additional capital or in sustaining profitable operations.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 9 - Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and concluded there are no events to disclose